Karsh & Co.
A Professional LLC
Certified Public Accountants
Cherry Creek Plaza II * 650 South Cherry Street, Suite 115
Denver, CO  80246-1803
(303) 825-1000  FAX (303) 825-8800



March 30, 2000

Securities and Exchange Commission
450 Fifth Street N.W.
Washington, D.C.  20549

RE:  Leon Tours Limited

Dear Sirs:

I agree with the statements made in Form 6-K of Leon Tours Limited (the "6-K"), as reprinted below from the 6-K:


     "Changes in Registrant's Certifying Accountant

On approximately February 28, 2000, Karsh & Co., A Professional LLC, the principal independent accountants of Leon Tours Limited, a corporation organized under the laws of the Commonwealth of the Bahamas (the "Company"), resigned because of a business decision made by management of Karsh & Co., A Professional LLC to cease rendering services for clients which involve services or representation under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended. There were no disagreements with Karsh & Co., A Professional LLC which were not resolved on any matter concerning accounting principles or practices, financial statement disclosure, or auditing scope or procedure. Karsh & Co., A Professional LLC, as the Company's principal independent accountant, did not provide an adverse opinion or disclaimer of opinion to the Company's financial statements, nor modify its opinion as to uncertainty, audit scope or accounting principles.

On March 8, 2000, the board of directors of the Company approved and authorized the engagement of Jones, Jensen Co., 50 South Main Street, Suite 1450, Salt Lake City, Utah 84144 as the principal independent accounts for the Company."

Very truly yours,


/s/ Karsh & Co.
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Karsh & Co.
A Professional LLC
Denver, Colorado